UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2005

Summus, Inc.  (USA)
(Exact name of registrant as specified in its charter)

Florida	0-26925	65-0185306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

434 Fayetteville Street Suite 600 Raleigh, North Carolina	27601
(Address of principal executive offices)	(Zip Code)

(919) 807-5600
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d -2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e -4(c))

Item 1.02. Termination of a Material Definitive Agreement

See disclosure in Item 3.02 of this Current Report on Form 8-K, which is incorporated by reference herein.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See disclosure in Item 3.02 of this Current Report on Form 8-K, which is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

Exercise of Warrants; Additional Investment in 12% Senior Notes; Exercise of Stock Options

Summus, Inc. (USA) has received approximately $4,470,000 from the (i) exercise of warrants that were repriced, (ii) the receipt of additional investment in its 12% Senior Notes (the “Senior Notes”) as contemplated in that transaction and (iii) the exercise of options to purchase shares of Summus common stock. On February 28, 2005, Summus closed on approximately $4,037,000 from the exercise of approximately 12,401,799 warrants to purchase shares of Summus’ common stock. These warrants were originally issued in connection with private placements of Summus’ preferred stock and common stock in transactions deemed exempt from registration under the Securities Act of 1933 in reliance upon the exemption provided by Rule 506 of Regulation D. Summus agreed to reprice most of these warrants, which originally had exercise prices ranging from $0.35 to $0.75 per share, to exercise prices ranging from $0.25 to $0.35 per share in consideration for their immediate exercise.

On January 24, 2005, Summus also received an additional investment of $215,000 in its Senior Notes as was contemplated in that financing. Summus originally received $1,425,000 in the initial closing of the Senior Notes in late December 2004, which was reported in Summus’ Current Report on Form 8-K dated as of December 23, 2004. In connection with the receipt of this additional investment in the Senior Notes, this holder was granted warrants to purchase a total of 421,569 shares of Summus common stock. These warrants have a life of five (5) years and an exercise price per share equal to the lower of (i) $0.56 and (ii) 110% of the average of the closing prices of Summus’ common stock over the five (5) trading days ending on the maturity date of the Senior Notes.

In January and February 2005 Summus has also issued a total of 586,336 shares in connection with the exercise of stock options at their original exercise prices ranging from $0.16 to $0.50 per share. The total received by Summus from these exercises was approximately $218,000.

Maturity of the 12% Senior Notes

In accordance with the terms of the Senior Notes, since Summus received more than $3,000,000 in gross proceeds from the transactions described above, the maturity of the Senior Notes is accelerated from the original maturity date of May 15, 2005. Summus is required to pay the principal balance of $1,640,000 of the Senior Notes, plus interest at the rate of 12% per annum for the period of December 24, 2004 to March 3, 2005 in the case of the $1,425,000 received in the original closing of the Senior Notes, and from January 24, 2005 to March 3, 2005 in the case of the additional $215,000 of the Senior Notes. Since the Senior Notes are being paid off in accordance with their terms, they will have no rights of conversion into Summus common stock.

Use of Proceeds

Currently, Summus has approximately $5,600,000 in cash. Part of these funds will be used to pay the Senior Notes as described above. The remaining funds will be used by Summus for working capital and to continue expansion of our revenues by (i) securing additional quality content brands, (ii) expanding our marketing campaigns and (iii) pursuing international opportunities.

Item 9.01.     Financial Statements and Other Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 3, 2005

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUMMUS, INC. (USA)

Date: March 3, 2005	By:	/s/ Donald T. Locke
Donald T. Locke
Chief Financial Officer